EXHIBIT n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data” and “Senior Securities” and to the use of our reports dated (a) March 9, 2009, with respect to the consolidated financial statements, including the consolidated schedules of investments, and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc. and (b) September 25, 2009 with respect to the Senior Securities table of Hercules Technology Growth Capital, Inc. in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of 13,000,000 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

September 25, 2009